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                                                                    Exhibit 99.3


         We hereby consent to (i) the inclusion of our opinion letter, dated September 11, 2000, to the Board of Directors of Fatbrain.com, Inc. ("Fatbrain") as ANNEX C to the Joint Proxy Statement/Prospectus which forms part of the Registration Statement on Form S-4 of barnesandnoble.com inc. ("Barnes & Noble.com") relating to the proposed merger of Fatbrain with and into Barnes & Noble.com, and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions entitled "Summary - Opinions of Financial Advisor," "The Merger - Background of the Merger," "The Merger - Reasons for the Merger; Recommendation of the Board of Directors of Fatbrain " and "The Merger - Opinion of Financial Advisor to Fatbrain Board." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.


                                           /s/ J.P. MORGAN SECURITIES INC.
                                           (54331)




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October 16, 2000
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